EXHIBIT 3.334
SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
VICKSBURG HEALTHCARE, LLC
This Second Amended and Restated Operating Agreement of Vicksburg Healthcare, LLC, effective as of April 11, 2005 (this “Agreement”), is entered into by River Region Medical Corporation., a Mississippi corporation, and Quorum Health Group of Vicksburg, Inc., a Tennessee corporation, as the sole members of the Company (the “Members”).
WHEREAS, the Members desire to amend and restate the Amended and Restated Operating Agreement of the Company, dated effective as of October 30, 1998.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Members hereby agree as follows:
1. Name. The name of the limited liability company is Vicksburg Healthcare, LLC (the “Company”).
2. Purpose. The purpose of, and the nature of the business to be conducted and promoted by the Company is, to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del. C. 18-101, et. seq.), as amended from time to time (the “Act”), and to engage in any and all activities necessary or incidental to the foregoing.
3. Registered Office and Principal Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The Principal Office of the Company shall be at 5800 Tennyson Parkway, Plano, Texas 75024, County of Collin, which shall also be the office at which Certificates for Interest of the Company are surrendered.
4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
5. Members and Capital Contributions. The names and the business addresses of the Members are set forth on Schedule A attached hereto and the amount of cash or other property contributed or to be contributed by the Members to the capital of the Company shall be listed in the books and records of the Company. The Officers (hereinafter defined) of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein.
The Members shall not be required to make any additional contributions of capital to the Company, although the Members may from time to time agree to make additional contributions to the Company.

6. Powers. The Company shall be managed exclusively by the Members. The Members shall have all powers necessary, useful or appropriate for the day-to-day management and conduct of the Company’s business including, if advisable, the power to delegate to agents pursuant to Section 18-407 of the Act. All instruments, contracts, agreements and documents providing for the acquisition, mortgage or disposition of property of the Company shall be valid and binding on the Company if executed by any of the officers of either of Members, or by any of the Officers of the Company. The Members have determined that it is advisable to appoint the following officers of the Company, each of whom shall have the authority specified below and the authority to execute and deliver on behalf of the Company any documents that such officers deem necessary in furtherance of the purposes of the Company set forth above.
The officers of the Company (each an “Officer”) shall consist of a President, one or more Vice Presidents (who may be designated as Executive or Senior Vice Presidents), a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, a General Counsel and one or more Associate General Counsels. The Members shall have the right and power to remove and replace any Officer with or without cause and, in general, shall be vested with full power, control and discretion over the appointment of Officers subsequent to the date hereof. As of the date hereof, the Members hereby appoint the Officers set forth on Exhibit B hereto; and each person who may previously have been designated as an agent or officer of the Company is hereby removed from such office or designation, except to the extent such person shall have been re-appointed to such office as shown on Exhibit B.
The powers and duties of the Officers shall be as follows:
The President. The President shall have, subject to the supervision, direction and control of the Members, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the president of a corporation, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company.
The Vice Presidents. Each Vice President (including Vice Presidents designated as Executive or Senior Vice Presidents) shall have such powers and perform such duties as may from time to time be assigned to him or her by the Members or the President.
The Secretary and the Assistant Secretaries. The Secretary (or any Assistant Secretary, if at the direction of the Secretary, or in his or her absence) shall attend meetings of the Company and record all votes and minutes of all such proceedings in a book kept for such purpose. He or she shall have all such further powers and duties as generally are incident to the position of a secretary of a corporation or as may from time to time be assigned to him or her by the Members or the President.
The Treasurer and Assistant Treasurers. The Treasurer (or any Assistant Treasurer, if at the direction of the Treasurer, or in his or her absence) shall have custody of the Company’s funds, cash, securities and other property and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Treasurer. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a corporation or as may from time to time be assigned to him or her by the Members or the President.
The Controller. The Controller shall maintain adequate records of all assets, liabilities, income, expenses and transactions of the Company and shall see that adequate audits thereof are currently and regularly made. The Controller shall have such other powers and perform such other duties that generally are incident to the position of a controller of a corporation or as may from time to time be assigned to him or her by the Members or the President.
The General Counsel and Associate General Counsel. The General Counsel (or any Associate General Counsel, if at the direction of the General Counsel, or in his or her absence) shall be the chief legal officer of the Company. The General Counsel shall have such powers and perform such duties that generally are incident to the position of a general counsel of a corporation or as may from time to time be assigned to him or her by the Members or the President.
7. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Members or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
8. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Members in accordance with their respective percentage interests in the Company.
9. Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.
10. Resignation. Neither Member shall resign from the Company (other than pursuant to a transfer of such Member’s entire limited liability company interest in the Company either to the other Member or to a single substitute member approved by the other Member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.
11. Assignment and Transfer. Each Member may assign or transfer in whole but not in part its limited liability company interest to the other Member or to a single acquirer approved by the other Member. In addition, to effectively transfer an interest in accordance with this Agreement, the relevant Certificate for Interest or Certificates for Interest must be surrendered or presented at the Company’s principal office. Whenever any such Certificate for Interest is so surrendered or presented for transfer, if such transfer otherwise complies with and satisfies the terms of this Agreement, an Officer shall cause one or more new Certificates for interest to be issued by the Company in the name of the designated assignee or assignees. All Certificates for Interest presented or surrendered for transfer shall be canceled or destroyed by an Officer. By acceptance of a Certificate for Interest, each assignee shall be deemed to have agreed to be bound by this Agreement.
Every Certificate for Interest presented or surrendered for transfer shall be duly endorsed and be accompanied by a written instrument of transfer duly executed by the assignor and the assignee thereof substantially in the form attached hereto as Exhibit C or in a form otherwise reasonably satisfactory to the Members.

12. Admission of Substitute Member. A person who acquires a Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the (a) approval of the non-transferring or assigning Member, and (b) execution of (i) this Agreement or a counterpart of this Agreement or (ii) an instrument substantially in the form attached hereto as Exhibit C or in a form otherwise reasonably satisfactory to the Members pursuant to which such person agrees to be bound by the provisions of this Agreement and thereupon shall become a “Member” for purposes of this Agreement.
13. Liability of Members, Managers or Officers. Neither the Members nor any manager or Officer shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.
14. Indemnification. To the fullest extent permitted by the Act the Company shall indemnify and hold harmless each manager, Officer, and the Members and their respective partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons.
15. Certificate(s) for Interest. The interests in the Company of the Members shall be evidenced by certificates in the form of Exhibit D hereto, with such changes thereto as may be approved by the Members (the “Certificates for Interest”). The Certificates for Interest shall constitute “securities” and “certificated securities” governed by, and within the meaning of, Article 8 of the Uniform Commercial Code (as in effect from time to time in the State of Delaware and any other applicable jurisdiction).
Upon receipt of written notice or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificate for Interest and, in the case of any such loss, theft or destruction, upon receipt of a Member’s unsecured indemnity agreement, or in the case of any other holder of a Certificate for Interest or Certificates for Interest, other indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender or cancellation of such Certificate for Interest, an Officer, on behalf of the Company, will make and deliver a new Certificate for Interest, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificate for Interest.
The Company shall cause to be kept at the Company’s principal office an accurate ledger which shall provide for the issuance and registration of interests in the Company and any transfers of them, which such ledger shall constitute conclusive evidence as to the identity of the Members. The Company shall update such ledger from time to time as may be necessary to reflect the issue of any interests and the assignment of such interests.
16. Amendment. This Agreement may be amended from time to time with the consent of the Members.
17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
IN WITNESS WHEREOF, the undersigned have executed this Agreement effective for all purposes as of the date first above written.

RIVER REGION MEDICAL CORPORATION
/s/ Donald P. Fay
Donald P. Fay
Executive Vice President
QUORUM HEALTH GROUP OF VICKSBURG, INC.
/s/ Donald P. Fay
Executive Vice President

EXHIBIT C
Form of Assignment and Assumption Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS AGREEMENT (this “Agreement”) is made and entered into between                      (“Assignor”) and                      (“Assignee”), to be effective as of                     .
RECITALS
WHEREAS, Assignor is a member in Vicksburg Healthcare, LLC, a Delaware limited liability company (the “Company”); and
WHEREAS, Assignor desires to transfer and assign its member interest in the Company (the “Member Interest”) to Assignee, and Assignee desires to accept the Member Interest.
NOW, THEREFORE, the parties agree as follows:
1. Assignment of Rights, Title and Interests. Assignor hereby assigns, transfers and conveys to Assignee, its successors and assigns, and Assignee hereby accepts, all of Assignor’s right, title and interest in and to Assignor’s Member Interest in the Company.
2. Assumption of Liabilities. As consideration for the transfer of the Member Interest pursuant to Section 1 above, Assignee hereby assumes all the liabilities and obligations of Assignor relating to the Member Interest, and accepts and agrees to be bound by the provisions of the Second Amended and Restated Operating Agreement of the Company, dated effective as of April 11, 2005, as such may be amended, restated or supplemented from time to time.
3. Deliveries. Each of Assignor and Assignee agrees, at any time and from time to time, upon the request of the other party, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all further documents necessary or desirable to effect and complete the transactions contemplated by this Agreement.
4. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the matters provided for herein, and supercedes any previous agreements and understandings between the parties with respect to the subject matter of this Agreement.
5. Amendments. Any amendment to or waiver of any provision of this Agreement shall be in writing and executed by both parties hereto and their respective successors and assigns.
6. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
7. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

8. Third Party Beneficiaries. This Agreement does not, and may not be deemed to, confer any right or remedy upon any person other than the parties to this Agreement and their respective successors and permitted assigns.
9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the date first above written.

Assignor:	Assignee:

EXHIBIT D
Form of Certificate for Interest
CERTIFICATE FOR INTEREST IN
VICKSBURG HEALTHCARE, LLC
No.                         [Date]
Vicksburg Healthcare, LLC, a Delaware limited liability company (the “Company”), hereby certifies that ___(the “Holder”) is the registered holder of ___% of the membership interests in the Company, which membership interests are represented by this Certificate. The rights and limitations of the membership interests evidenced hereby are set forth in the Second Amended and Restated Operating Agreement of the Company dated effective as of April 11, 2005, as amended from time to time (the “LLC Agreement”), the terms of which are incorporated herein by reference. Defined terms not otherwise defined herein shall have the meanings assigned to them in the LLC Agreement. Copies of the LLC Agreement are on file in the principal offices of the Company at 5800 Tennyson Parkway, Plano, Texas 75024.
The Holder, by accepting this Certificate, is deemed to have agreed to comply with and be bound by the limitations of the membership interests evidenced hereby, as provided in the LLC Agreement.
The membership interests of the Holder in the Company are transferable only in accordance with the LLC Agreement. This Certificate must, in the event of a transfer of all or any portion of the membership interests in the Company, be surrendered to the Company for cancellation, whereupon a replacement Certificate(s) will be issued to the transferee, in accordance with the provisions of the LLC Agreement.
THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS.
IN WITNESS WHEREOF, the undersigned has caused this Certificate for Interest to be executed on the date first above written
VICKSBURG HEALTHCARE, LLC
By

SCHEDULE A

Member and Business Address	Limited Liability
Company Interest
River Region Medical Corporation
5800 Tennyson Parkway
Plano, Texas 75024	71.48%

Quorum Health Group of Vicksburg, Inc.
5800 Tennyson Parkway
Plano, Texas 75024	28.52%

EXHIBIT B

[List of Officers]

Name:	Title:

James D. Shelton	President

Michael J. Parsons	Executive Vice President

Donald P. Fay	Executive Vice President, General Counsel and Secretary

Daniel J. Moen	Executive Vice President

Burke W. Whitman	Executive Vice President

Marsha D. Powers	Senior Vice President

Thomas H. Frazier, Jr.	Senior Vice President

W. Stephen Love	Senior Vice President and Controller

James R. Bedenbaugh	Senior Vice President and Treasurer

Rebecca Hurley	Senior Vice President, Associate General Counsel and Assistant Secretary

James B. Shannon	Vice President

Robert P. Frutiger	Vice President

Rosland F. McLeod	Vice President and Assistant Secretary

Holly J. McCool	Assistant Treasurer